Exhibit 99.3

News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G APPOINTS NELSON PELTZ OF TRIAN PARTNERS TO BOARD OF DIRECTORS

CINCINNATI—December 15, 2017—The Procter & Gamble Company (NYSE:PG) today announced that it has appointed Nelson Peltz, Chief Executive Officer and a founding partner of Trian Fund Management, L.P., to its Board of Directors, effective March 1, 2018. The Company has also committed to re-nominate Mr. Peltz to the Board as part of the Company’s slate of nominees for the 2018 Annual Meeting of Shareholders.

Mr. Peltz has been Chief Executive Officer of Trian Fund Management, L.P. since it was founded in November 2005. Mr. Peltz also serves as the non-executive Chairman of The Wendy’s Company. He is currently a director of Mondelēz International, Inc., Sysco Corporation, and The Madison Square Garden Company, and has previously served as a director of H. J. Heinz Company, Legg Mason, Inc., and Ingersoll-Rand plc.

“We respect Nelson Peltz as a highly engaged shareowner and investor, and look forward to his contributions as a member of P&G’s Board,” said David S. Taylor, P&G’s Chairman, President and Chief Executive Officer. “We have had constructive discussions with Nelson and we are committed to working together for the best interests of all P&G shareholders.”

“P&G is on the right track with its transformation,” said Lead Director Jim McNerney. “Nelson Peltz has more than 40 years of business and investment experience, and we welcome his input and the additional perspective he will bring to the boardroom.”

“P&G is a great company with tremendous potential,” said Nelson Peltz. “I am looking forward to working closely with David Taylor and the Board toward our shared goals of driving market share growth and improved margins to create more value for all P&G shareholders.”

From April 1993 through June 2007, Mr. Peltz served as Chairman and Chief Executive Officer of Triarc Companies, Inc. which during that period of time owned Arby’s Restaurant Group, Inc. and the Snapple Beverage Group, as well as other consumer and industrial businesses. Mr. Peltz was Chairman and Chief Executive Officer and a Director of Triangle Industries, Inc. from 1983 until December 1988, the largest packaging company in the world and a Fortune 100 industrial company, when that company was acquired by Pechiney, S.A., a leading international metals and packaging company. Mr. Peltz began his business career in 1963 when he joined his family food business.

About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Ed Garden and Peter May, Trian seeks to invest in high quality but undervalued public companies and to work constructively with the management and boards of those companies to significantly enhance shareholder value for all shareholders through a combination of improved operational execution, strategic redirection, more efficient capital allocation and increased focus.

P&G Media Contact:

Damon Jones, 513.983.0190

jones.dd@pg.com

P&G Investor Relations Contact:

John Chevalier, 513.983.9974

chevalier.jt@pg.com

Trian Media/Investor Contact:

Anne A. Tarbell, 212.451.3030

atarbell@trianpartners.com